UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported):  October 22, 2007
                                               ---------------------------------


                          Pre-Paid Legal Services, Inc.
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             (Exact Name of Registrant as Specified in Its Charter)


                                    Oklahoma
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                 (State or Other Jurisdiction of Incorporation)


              001-09293                          73-1016728
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     (Commission File Number)         (IRS Employer Identification No.)


           One Pre-Paid Way
               Ada, OK                                  74820
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(Address of Principal Executive Offices)             (Zip Code)


                                 (580) 436-1234
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              (Registrant's Telephone Number, Including Area Code)


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          (Former Name or Former Address, if Changed Since Last Report)


     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



Item 2.02 Results of Operations and Financial Condition
-------------------------------------------------------

     On October 22, 2007, Pre-Paid Legal Services, Inc. (the "Company") issued a press release announcing its earnings and operating results for the three months ended September 30, 2007. A copy of the release is included as an exhibit to this report.


Item 9.01 Financial Statements and Exhibits
-------------------------------------------

     The following exhibits are included with this report:

   Exhibit No.                       Description
   -----------                       -----------

       99.1         Company Press Release dated October 22, 2007


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                          Pre-Paid Legal Services, Inc.


                          By:      /s/ Randy Harp
                             --------------------------------------------------
                                  Randy Harp, Chief Operating Officer

Date:  October 23, 2007



For Release 8:30 a.m. Eastern                      Company      Steve Williamson
Monday, October 22, 2007                             Contact:     (580) 436-1234


          Pre-Paid Legal Announces 2007 Third Quarter Financial Results


ADA, OK, October 22, 2007 - Pre-Paid Legal Services, Inc. (NYSE:PPD), announced financial results for the third quarter ended September 30, 2007. Membership revenues increased 4% to $107.7 million from $103.6 million for the same period last year. Net income decreased 14% to $11.6 million from $13.4 million for the previous year primarily due to higher commission payments and associate services and direct marketing expenses. Diluted earnings per share for the quarter decreased 5% to 88 cents per share from 93 cents per share for the prior year's comparable quarter, lower than the net income decrease, due to a 9% decrease in the weighted average number of outstanding shares.

Membership revenues for the first nine months of 2007 increased 3% to a record $318.5 million vs. $308.4 million for the comparable period of 2006. Net income for the first nine months of 2007 increased 2% to $39.5 million vs. $38.6 million for the first nine months of 2006. Diluted earnings per share increased 15% to $2.96 vs. $2.58. Diluted earnings per share increased more than net income due to an 11% decrease in the weighted average number of outstanding shares.

Net cash provided by operating activities for the nine months ended September 30, 2007 increased 23% to $47.4 million compared to $38.6 million for the comparable period of 2006. During the first nine months of 2007, we returned $43.6 million to shareholders through the repurchase of 872,077 shares of common stock at an average per share price of $49.95. Since April 1999, we have returned $339.5 million to shareholders through the purchase of 12.2 million shares, at an average price of $27.73 per share, and $17.1 million in dividends for a combined total of $356.6 million representing more than 115 percent of our net earnings during the same timeframe. We have reduced the number of shares outstanding by approximately 45% from 23.6 million at March 31, 1999 to 12.9 million at September 30, 2007. At September 30, 2007, our total indebtedness was $78.3 million and we had unpledged cash and investment balances exceeding $68 million.

Third quarter 2007 membership fees increased 1% to $107.7 million from $106.9 million for the second quarter of 2007. Associate services revenues increased slightly during the 2007 third quarter by approximately $64,000 to $6.0 million and associate services and direct marketing expenses increased by $2.2 million during the same period. Membership benefits totaled $37.5 million in the third quarter of 2007 compared to $36.9 million for the 2007 second quarter and represented 35% of membership fees for both periods. Commissions to associates totaled $33.6 million in the 2007 third quarter compared to $34.2 million for the 2007 second quarter and represented 31% and 32%, respectively, of membership fees for the two periods. General and administrative expenses increased slightly during the 2007 third quarter to $13.7 million compared to $13.4 million for the 2007 second quarter and represented 13% of membership fees for both periods.

The Company will conduct a conference call to present the third quarter results on Wednesday, October 24, 2007, at 8:30 a.m. Eastern Time. The conference call will be webcast on the investor relations' page of www.prepaidlegal.com or may be accessed by dialing (719) 325-4796. Audio replay will be available beginning at 11:30 a.m. Eastern Time on October 24, 2007 and will run through midnight Wednesday, October 31, 2007 by dialing (719) 457-0820; pass code for the replay is 3197924. The presentation will be available on the web site indefinitely by selecting "Earnings Calls" under the "Investor Relations" section. Questions may be submitted prior to the call via email to investor@pplsi.com.

The Company expects to file its quarterly report on Form 10-Q for the three months ended September 30, 2007 later this week.

About Us - We believe our products are one of a kind, life events legal service plans. Our plans provide for legal service benefits provided through a network of independent law firms across the U.S. and Canada, and include unlimited attorney consultation, will preparation, traffic violation defense, automobile-related criminal charges defense, letter writing, document preparation and review and a general trial defense benefit. We have an identity theft restoration product we think is also one of a kind due to the combination of our identity theft restoration partner and our provider law firms. More information about us and our products can be found at our homepage at www.prepaidlegal.com.



Forward-Looking Statements
Statements in this press release, other than purely historical information, regarding our future plans and objectives and expected operating results, dividends and share repurchases and statements of the assumptions underlying such statements, constitute forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained herein are based on certain assumptions that may not be correct. They are subject to risks and uncertainties incident to our business that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are described in the reports and statements filed by us with the Securities and Exchange Commission, including (among others) those listed in our Form 10-K, Form 10-Q and Form 8-K, and include the risks that our membership persistency or renewal rates may decline, that we may not be able to continue to grow our memberships and earnings, that we are dependent on the continued active participation of our principal executive officer, that future litigation may have a material adverse effect on us if resolved unfavorably to us, that we could be adversely affected by regulatory developments, that competition could adversely affect us, that we are substantially dependent on our marketing force, that our stock price may be affected by short sellers, that we have been unable to significantly increase our employee group membership sales and that our active premium in force is not indicative of future revenue as a result of changes in active memberships from cancellations and additional membership sales. Please refer to pages 14 and 15 of our 2006 Form 10-K and pages 7 and 8 of our June 30, 2007 Form 10-Q for a more complete description of these risks. We undertake no duty to update any of the forward-looking statements in this release.



PRE-PAID LEGAL SERVICES, INC.
Financial Highlights (Unaudited)

                                                                        Three Months Ended           Nine Months Ended
                                                                           September 30,               September 30,
                                                                     --------------------------  ---------------------------
                                                                          2007          2006          2007          2006
                                                                     ------------  ------------  ------------  -------------
Revenues:
  Membership fees................................................    $   107,713   $   103,592   $   318,530   $   308,443
  Associate services.............................................          6,032         6,368        19,064        20,151
  Other..........................................................          1,132         1,234         3,427         3,758
                                                                     ------------  ------------  ------------  -------------
                                                                         114,877       111,194       341,021       332,352
                                                                     ------------  ------------  ------------  -------------
Costs and expenses:
  Membership benefits............................................         37,475        36,578       111,153       108,696
  Commissions....................................................         33,646        31,393        98,421        96,023
  Associate services and direct marketing........................          8,902         7,144        21,959        22,030
  General and administrative.....................................         13,717        12,229        39,847        37,716
  Other, net.....................................................          3,584         2,932        10,621         8,555
                                                                     ------------  ------------  ------------  -------------
                                                                          97,324        90,276       282,001       273,020
                                                                     ------------  ------------  ------------  -------------

Income before income taxes.......................................         17,553        20,918        59,020        59,332
Provision for income taxes.......................................          5,980         7,512        19,540        20,765
                                                                     ------------  ------------  ------------  -------------
Net income.......................................................    $    11,573   $    13,406   $    39,480   $    38,567
                                                                     ------------  ------------  ------------  -------------

Basic earnings per common share..................................    $       .89   $       .93   $      2.97   $      2.59
                                                                     ------------  ------------  ------------  -------------

Diluted earnings per common share................................    $       .88   $       .93   $      2.96   $      2.58
                                                                     ------------  ------------  ------------  -------------

Weighted average number of shares:
Basic............................................................         13,068        14,360        13,293        14,867
Diluted..........................................................         13,094        14,427        13,347        14,968


Net cash provided by operating activities........................   $     12,487  $     11,634  $     47,411  $     38,571
Net cash provided by (used in) investing activities..............   $     21,333  $    (39,474) $     26,451  $    (43,367)
Net cash (used in) provided by financing activities..............   $    (22,985) $    (14,605) $    (56,863) $      5,199

Note: The 2006 cash flow amounts were impacted by a $35.3 million net increase in investment balances primarily from our bank debt proceeds. Additions to property plant and equipment during 2006 were $2.1 million and $8 million for the quarter and nine months, respectively.

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